Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101069 and Form S-8 No. 333-107149) of SAVVIS, Inc. of our report dated February 10, 2006, except for Note 22, for which the date is June 6, 2006, with respect to the consolidated financial statements of SAVVIS, Inc. and subsidiaries included in its Current Report (Form 8-K) filed on or about July 25, 2006, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

July 21, 2006